UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 13, 2018

FlexShopper, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37945	20-5456087
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

2700 North Military Trail, Ste. 200 Boca Raton, FL	33431
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(855) 353-9289

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 13, 2018, Katherine Verner resigned from her position as a director of FlexShopper, Inc. (the “Company”). Ms. Verner’s resignation was not the result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

Ms. Verner was appointed to the Company’s board of directors pursuant to an Investor Rights Agreement, dated June 10, 2016 (the “Investor Rights Agreement”) by and between the Company and B2 FIE V LLC (the “Investor”), an entity affiliated with Pacific Investment Management Company LLC. In accordance with the Investor Rights Agreement, the Investor has the right to designate a representative to fill the vacancy created by Ms. Verner’s resignation.

Pursuant to the Investor Rights Agreement, the Investor designated Sean Hinze as one of its two representatives to serve on the Company’s board of directors and the Company’s board of directors appointed Mr. Hinze as a director. Mr. Hinze will serve as an independent director with a term expiring at the next annual meeting of the Company’s stockholders or until his successor has been duly elected and qualified, subject to his earlier death, resignation, removal or disqualification. Mr. Hinze is not expected to be named to any committees of the Company’s board of directors.

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 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FlexShopper, Inc.

November 19, 2018	By:	/s/ Brad Bernstein
Brad Bernstein, Chief Executive Officer

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